BofA Finance LLC

Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Bank of America

Filed pursuant to Rule 433
Registration Statement No 333-213265

Terms of the Notes

The Notes provide you a 1:1 return if the Ending Value of the Underlying, which is the S&P 500® Daily Risk Control 5% USD Excess Return Index, is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value, you will receive the principal amount. It is possible that you may not receive a return on your investment. The Notes will not pay interest. At maturity, you will receive the Redemption Amount, calculated as described under "Redemption Amount Determination".

Issuer:	BofA Finance LLC ("BofA Finance")
Guarantor:	Bank of America Corporation ("BAC")
Term:	Approximately 5 years
Underlying:	The S&P 500® Daily Risk Control 5% USD Excess Return Index
Pricing and Issue Dates*:	December 16, 2019 and December 19, 2019, respectively
Underlying Return:	$\frac{\text{(Ending Value - Starting Value)}}{\text{Starting Value}}$
Initial Estimated Value Range:	$930.00 - $960.00 per Note.
Underwriting Discount:*	$30.00 (3.00% of the public offering price) per Note.
CUSIP:	09709TYH8
Preliminary Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/70858/000089109219013515/e7696-424b2.htm.

* Subject to change

Redemption Amount Determination

Is the Ending Value greater than the Starting Value?

Yes

You will receive:

$1,000 + [$1,000 x Underlying Return]

No

You will receive:

$1,000

Hypothetical Payout Profile

Underlying Return	Redemption Amount per Note	Return on the Notes
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
0.00%	$1,000.00(1)	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

(1) Subject to our credit risk, the minimum Redemption Amount for the notes is equal to the principal amount.

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BofA??Finance??LLC
Notes????
Fully??and??Unconditionally??Guaranteed??by??Bank??of??America??Corporation
Bank??of??America????
??
Filed??pursuant??to??Rule??433??
Registration??Statement??No??333??213265
??
??
??
Risk??Factors??
?? You??may??not??earn??a??return??on??your??investment.????
?? The??Notes??do??not??bear??interest.??
?? Your??return??on??the??Notes??may??be??less??than??the??yield??on??a??conventional??debt??security??of??
comparable??maturity.????
?? Any??payments??on??the??Notes??are??subject??to??the??credit??risk??of??BofA??Finance??and??the??Guarantor,??and??
actual??or??perceived??changes??in??BofA??Finance??or??the??Guarantor’s??creditworthiness??are??expected??to??
affect??the??value??of??the??Notes.????
?? The??public??offering??price??you??pay??for??the??Notes??will??exceed??their??initial??estimated??value.??
?? We??cannot??assure??you??that??a??trading??market??for??your??Notes??will??ever??develop??or??be??maintained.????
?? The??Redemption??Amount??will??not??reflect??changes??in??the??level??of??the??Underlying??other??than??on??the??
Observation??Dates.????
?? The??publisher??of??the??S&P??500®??Index??and??the??Underlying??may??adjust??the??S&P??500®??Index??or??the??
Underlying??in??a??way??that??affects??the??levels??of??the??Underlying,??and??the??publisher??has??no??obligation??
to??consider??your??interests.??
?? Notwithstanding??that??the??title??of??the??Underlying??includes??the??phrase??“Risk??Control,”??the??
Underlying??may??underperform??the??S&P??500®??Total??Return??Index??and??there??is??no??guarantee??that??
the??Underlying??will??achieve??the??10%??volatility??target.??
?? The??Underlying??may??be??subject??to??increased??volatility??due??to??the??use??of??leverage.??
?? The??Underlying??may??be??subject??to??borrowing??costs??due??to??the??use??of??leverage,??which??will??reduce??
the??return??on??the??Underlying??relative??to??the??S&P??500®??Total??Return??Index??
?? Controlled??volatility??does??not??mean??the??Underlying??will??have??lower??volatility??than??the??S&P??500®??
Total??Return??Index.??
?? Low??volatility??does??not??necessarily??mean??low??risk.??
?? The??Underlying??may??not??outperform??the??S&P??500®??Total??Return??Index.??There??may??be??
overexposure??to??the??S&P??500®??Total??Return??Index??in??bear??markets??or??underexposure??in??bull??
markets.??
?? There??may??be??overexposure??to??the??S&P??500®??Total??Return??Index??in??bear??markets??or??
underexposure??in??bull??markets.??
?? The??Underlying??is??an??excess??return??index??and??therefore??its??performance??will??reflect??borrowing??
costs.????
?? The??cost??of??borrowing??is??ignored??when??determining??how??much??money??to??borrow,??even??if??a??
prudent??investor??would??choose??not??to??borrow??money??to??invest??in??the??S&P??500®??Total??Return??
Index??at??such??time.????
?? The??Underlying??has??limited??actual??historical??information.
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You??may??revoke??your??offer??to??purchase??the??Notes??at??any??time??prior??to??the??time??at??which??we??accept??such??offer??on??the??date??the??Notes??are??priced.??We??reserve??the??right??to??change??the??terms??of,??or??reject??any??offer??to??purchase,??the??Notes??prior??to??
their??issuance.??In??the??event??of??any??changes??to??the??terms??of??the??Notes,??we??will??notify??you??and??you??will??be??asked??to??accept??such??changes??in??connection??with??your??purchase.??You??may??also??choose??to??reject??such??changes??in??which??case??we??may??
reject??your??offer??to??purchase.????
Please??see??the??Preliminary??Pricing??Supplement??for??complete??product??disclosure,??including??related??risks??and??tax??disclosure.??
This??fact??sheet??is??a??summary??of??the??terms??of??the??Notes??and??factors??that??you??should??consider??before??deciding??to??invest??in??the??Notes.??BofA??Finance??has??filed??a??registration??statement??(including??preliminary??pricing??supplement,??product??
supplement,??prospectus??supplement??and??prospectus)??with??the??Securities??and??Exchange??Commission,??or??SEC,??for??the??offering??to??which??this??fact??sheet??relates.??Before??you??invest,??you??should??read??this??fact??sheet??together??with??the??Preliminary??
Pricing??Supplement??dated??December??6,??2019,??Product??Supplement??EQUITY??1??dated??January??24,??2017??and??Prospectus??Supplement??and??Prospectus??dated??November??4,??2016??to??understand??fully??the??terms??of??the??Notes??and??other??considerations??
that??are??important??in??making??a??decision??about??investing??in??the??Notes.??If??the??terms??described??in??the??Preliminary??Pricing??Supplement??are??inconsistent??with??those??described??herein,??the??terms??described??in??the??Preliminary??Pricing??Supplement??will??
control.??You??may??get??these??documents??without??cost??by??visiting??EDGAR??on??the??SEC??Web??site??at??sec.gov??or??by??clicking??on??the??hyperlinks??to??each??of??the??respective??documents??incorporated??by??reference??in??the??Preliminary??Pricing??Supplement.??
Alternatively,??BofA??Finance,??any??agent??or??any??dealer??participating??in??this??offering??will??arrange??to??send??you??the??Preliminary??Pricing??Supplement,??Product??Supplement??EQUITY??1??and??Prospectus??Supplement??and??Prospectus??if??you??so??request??by??
calling??toll??free??at??1??800??294??1322.??